EXHIBIT 10.5

ALCOA CORPORATION
AMENDED AND RESTATED CHANGE IN CONTROL
SEVERANCE PLAN

The Company hereby adopts, as of July 30, 2019, an amendment and restatement of the Alcoa Corporation Change in Control Severance Plan that originally became effective on November 1, 2016 and was subsequently amended (“the Plan”).  This Plan is intended to be a severance pay plan governed by Title I of the Employee Retirement Income Security Act of 1974, as amended, and has been adopted primarily for the purpose of providing benefits for a select group of management or highly compensated employees.  All benefits under the Plan will be paid solely from the general assets of the Company.  All capitalized terms used herein are defined in Section 1 hereof.

Section 1.  DEFINITIONS.  As hereinafter used:

1.1	“Affiliate” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act.
1.2	“Applicable Multiplier” shall mean three (3) for a Tier I Employee and two (2) for a Tier II Employee.
1.3

“Applicable Period” shall mean a specified period immediately following an Eligible Employee’s Severance Date which shall be thirty-six (36) months for a Tier I Employee and twenty-four (24) months for a Tier II Employee.

1.4	“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.
1.5	“Board” means the Board of Directors of the Company.
1.6

“Cause” means: (i) the willful and continued failure by the Eligible Employee to substantially perform the Eligible Employee’s duties with the Employer that has not been cured within thirty (30) days after a written demand for substantial performance is delivered to the Eligible Employee by the Board, which demand specifically identifies the manner in which the Board believes that the Eligible Employee has not substantially performed the Eligible Employee’s duties, or (ii) the willful engaging by the Eligible Employee in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, (x) no act, or failure to act, on the Eligible Employee’s part shall be deemed “willful” unless done, or omitted to be done, by the Eligible Employee not in good faith and without reasonable belief that the Eligible Employee’s act, or failure to act, was in the best interest of the Company and (y) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Board by clear and convincing evidence that Cause exists and the Board finding to that effect is adopted by the affirmative vote of not less than three quarters (3/4) of the entire membership of the Board (after reasonable notice to the Eligible Employee and an opportunity for the Eligible Employee, together with the Eligible Employee’s counsel, to be heard by the Board).

1.7	“Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(a)any one person or more than one person acting as a group (a “Person”) acquires, whether by purchase in the market, tender offer, reorganization, merger, statutory share exchange or consolidation, other similar transaction involving the Company or any of its subsidiaries or otherwise (a “Transaction”), common stock of the Company possessing 30% or more of the total voting power of the stock of the Company unless

(A) all or substantially all of the individuals and entities that were the beneficial owners of the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or the combined voting power of the then outstanding voting securities of the Company (the “Outstanding Company Voting Securities”) immediately prior to such Transaction own, directly or indirectly, 50% or more of the then outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Transaction (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Transaction of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, and (B) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Transaction were members of the board of directors of the Company at the time of the Transaction (which in the case of a market purchase shall be the date 30% ownership was first acquired, in the case of a tender offer, when at least 30% of the Company’s shares were tendered, and in other events upon the execution of the initial agreement or of the action of the Board providing for such Transaction); and provided, further, that, for purposes of this paragraph, the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate;

(b)a majority of the members of the Board is replaced during any 12-month period by (i) directors whose appointment or election is not endorsed by a majority of the Board before the date of such appointment or election and/or (ii) whose appointment or election is in connection with an election contest or through use of proxy access procedures included in the Company’s organizational documents;

(c)any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets of the Company that have a total gross fair market value of more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions; or

(d)the consummation of a complete liquidation or dissolution of the Company.

Further, and for the avoidance of doubt, a transaction will not constitute a Change in Control if its sole purpose is to (i) change the jurisdiction of the Company’s incorporation, or (ii) create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

Provided, however, solely with respect to any Severance Pay that the Committee determines to be subject to Section 409A of the Code (and not excepted therefrom), and a Change in Control is a distribution event for purposes of such Severance Pay, the foregoing definition of Change in Control shall be interpreted, administered, limited and construed in a manner necessary to ensure that the occurrence of any such event shall result in a Change in Control only if such event qualifies as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, as applicable, within the meaning of Treasury Regulation Section 1.409A-3(i)(5).

1.8	“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.
1.9	“Committee” means the Compensation and Benefits Committee of the Board.
1.10	“Company” means Alcoa Corporation, a Delaware corporation, or any successors thereto.

1.11

“DB Pension Plan” means any tax-qualified, supplemental or excess defined benefit pension plan maintained by the Company or any of its Affiliates and any other defined benefit plan or agreement entered into between the Eligible Employee and the Company or any of its Affiliates which is designed to provide the Eligible Employee with supplemental defined benefit retirement benefits.

1.12

“DC Retirement Plan” means any tax-qualified, supplemental or excess defined contribution plan maintained by the Company or any of its Affiliates and any other defined contribution plan or agreement entered into between the Eligible Employee and the Company or any of its Affiliates which is designed to provide the Eligible Employee with supplemental defined contribution retirement benefits.

1.13	“Eligible Employee” means any Tier I or Tier II Employee. An Eligible Employee becomes a “Severed Employee” once he or she incurs a Severance.
1.14	“Employer” means the Company or any of its subsidiaries which is an employer of the Eligible Employee.
1.15

“Entity” means any individual, entity, person (within the meaning of Section 3(a)(9) of the Exchange Act) or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than (i) an employee plan of the Company or any of its Affiliates, (ii) any Affiliate of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by shareholders of the Company in substantially the same proportions as their ownership of the Company.

1.16	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
1.17	“Excise Tax” shall mean any excise tax imposed under Section 4999 of the Code.
1.18	“Good Reason” in respect of an Eligible Employee means the occurrence, in connection with a Change in Control, of, without the Eligible Employee’s written consent:

(a)the assignment to the Eligible Employee of duties materially inconsistent with the Eligible Employee’s duties with the Employer immediately prior to the Change in Control or a substantial adverse alteration in the nature or status of the Eligible Employee’s responsibilities from those in effect immediately prior to the Change in Control, including, but not limited to, (x) with respect to a Tier I Employee who held the office of Chief Executive Officer of the Company immediately prior to the Change in Control, the Eligible Employee’s ceasing to hold the office as the sole chief executive officer of the Company (or its parent or successor) and to function in that capacity, reporting directly to the board of directors of a public company, and (y) with respect to any other Tier I Employee or a Tier II Employee, the Eligible Employee’s ceasing to report directly to an equivalent officer position of a public company as that to which he or she reported prior to the Change in Control;

(b)a material reduction by the Company in the Eligible Employee’s total compensation and benefits in the aggregate from that in effect immediately prior to the Change in Control (excluding any reduction that is generally applicable to all similarly situated officers of the Company).  Total compensation and benefits includes, but is not limited to: (1) annual base salary, annual variable compensation opportunity (taking into account the target bonus amount of annual variable compensation); (2) long term stock-based and cash incentive opportunity (taking into account the target stock-based compensation amount); and (3) benefits and perquisites under pension, savings, life insurance, medical, health, disability, accident and material fringe benefit plans of the Company or its subsidiaries or Affiliates in which the Eligible Employee was participating immediately before the Change in Control;

(c)the relocation of the Eligible Employee’s principal place of employment to a location more than fifty (50) miles from the Eligible Employee’s principal place of employment immediately prior to the Change in Control; or

(d)the failure by the Employer to pay to the Eligible Employee any portion of the Eligible Employee’s compensation, within fourteen (14) days of the date such compensation is due and after the final resolution of any dispute regarding the occurrence of a Good Reason event pursuant to Section 3.4 hereof.

The Eligible Employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

Without limiting the generality or effect of the foregoing, the Eligible Employee shall have no right to terminate employment for Good Reason pursuant to Section 1.18(a), (b) or (c)  unless (1) the Eligible Employee provides written notice to the Company within thirty (30) days of the occurrence of such event that identifies such event with particularity, (2) the Company fails to correct such event within sixty (60) days after receipt of such notice from the Eligible Employee and (3) such termination must occur within sixty (60) days after the expiration of the failure of the Company to correct the event.

1.19	“Notice of Termination” shall have the meaning set forth in Section 3.6.
1.20

A “Separation from Service” means (i) an Eligible Employee ceases to provide any services to the Company in any capacity (whether as an employee or an independent contractor), other than bona fide services at a level that does not exceed more than fifty (50) percent of the average level of bona fide services (whether as an employee or an independent contractor) performed by the Eligible Employee over the preceding thirty-six (36) month period (or the full period of services to the Company if the Eligible Employee has been providing services to the Company for less than thirty-six (36) months), and (ii) the Company and the Eligible Employee reasonably anticipate that such cessation will be permanent. An Eligible Employee’s Separation from Service will be determined in accordance with Section 409A of the Code and Treasury Regulation Section 1.409A-1(h).

1.21

“Severance” means an Eligible Employee’s Separation from Service on or within two (2) years immediately following the date of the Change in Control, (x) by the Employer other than for Cause, or (y) by the Eligible Employee for Good Reason.  In addition, for purposes of this Plan, the Eligible Employee shall be deemed to have incurred a Severance, if (i) the Eligible Employee’s Separation from Service occurs because his or her employment is terminated by the Employer without Cause within three (3) months prior to a Change in Control or (ii) the Eligible Employee’s Separation from Service occurs because he or she terminates his or her employment for Good Reason within three (3) months prior to a Change in Control. For purposes of any determination regarding the applicability of the immediately preceding sentence, any position taken by the Eligible Employee shall be presumed to be correct unless the Company establishes to the Board by clear and convincing evidence that such position is not correct.  An Eligible Employee will not be considered to have incurred a Severance if his or her employment is discontinued by reason of the Eligible Employee’s death or a physical or mental condition causing such Eligible Employee’s inability to substantially perform his or her duties with the Company, including, without limitation, such condition entitling him or her to benefits under any sick pay or disability income policy or program of the Company.

1.22	“Severance Date” means the date on which an Eligible Employee’s Severance takes place.
1.23	“Severance Pay” means the payment determined pursuant to Section 2.1(a) hereof.
1.24	“Tier I Employee” means the Chief Executive Officer, the Chief Financial Officer and the General Counsel of the Company; provided, however, that such person will cease to be a Tier I Employee for all purposes under this Plan, if such person ceases to serve as the Chief Executive Officer, Chief Financial Officer and/or General Counsel of the Company prior to a Change in Control under circumstances other than as described in Section 1.21 hereof and; provided further that such person may thereafter be a Tier II Employee under this Plan if the Board or Committee designates such person a corporate officer (other than an assistant officer) of the Company as described in Section 1.25 hereof.

1.25

“Tier II Employee” means any corporate officer (other than an assistant officer) of the Company as the Board or Committee determines, which employee is not a Tier I Employee; provided, however, that such person will cease to be a Tier II Employee for all purposes under this Plan, if such person ceases to be a corporate officer of the Company as designated by the Board or Committee prior to a Change in Control under circumstances other than as described in Section 1.21 hereof.

Section 2.  BENEFITS.

2.1

Severance Payments and Benefits.  Each Eligible Employee who incurs a Severance shall be entitled, subject to Section 2.4, to receive the following payments and benefits from the Company, subject to such Eligible Employee’s execution, and non-revocation within fifty (50) days of the Severance Date, of a customary release of claims against the Company in the form attached hereto on Appendix A.

(a)Severance Pay equal to the product of (i) the sum of (x) the Severed Employee’s annual base salary, and (y) his or her target annual variable compensation with respect to the year in which the Change in Control occurs; provided, however, that in the event of an Eligible Employee’s Severance prior to a Change in Control, the variable compensation component of the Severance Pay due under this Section 2.1(a) will be based on his or her target annual variable compensation with respect to the higher of (1) the year in which the Eligible Employee’s Severance Date occurs or (2) the year prior to the year in which the Eligible Employee’s Severance Date occurs; and (ii) the Applicable Multiplier. For purposes of this Section 2.1(a), annual base salary shall be the higher of (i) base monthly salary in the calendar month immediately preceding a Change in Control or (ii) base monthly salary in the calendar month immediately preceding the Severed Employee’s Severance Date (in either case without regard to any reductions therein which constitute Good Reason) multiplied by twelve (12).

(b)A lump sum payment equal to a pro-rated amount of the Eligible Employee’s target annual variable compensation with respect to the year in which the Change in Control occurs; provided, however, that in the event of an Eligible Employee’s Severance prior to a Change in Control, the pro-rated variable compensation component of the Severance Pay due under this Section 2.1(b) will be based on the amount of annual variable compensation paid or payable to the Eligible Employee under the Company’s Incentive Compensation Plan(s) that is the higher of (1) the target annual variable compensation for the year in which the Eligible Employee’s Severance Date occurs or (2) the amount of annual variable compensation paid for the fiscal year prior to the year in which the Eligible Employee’s Severance Date occurs; in each case, the payment due under this Section 2.1(b) will be pro-rated to reflect the number of days worked by the Eligible Employee in the fiscal year of Severance prior to such Severance Date.

(c)During the Applicable Period, or until the earlier commencement of employment by the Severed Employee with an employer providing comparable benefits, the Company shall arrange to provide the Severed Employee and anyone entitled under the terms of the applicable plan to claim through the Severed Employee life, accident and health (including medical, behavioral, prescription drug, dental and vision) benefits substantially similar to those provided to the Severed Employee and anyone entitled to claim through the Severed Employee immediately prior to Employee’s Severance Date or, if more favorable to the Severed Employee, those provided to the Severed Employee and those entitled to claim through the Severed Employee immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater after tax cost to the Severed Employee than the after tax cost to the Severed Employee immediately prior to such Severance Date or occurrence. Coverage provided under this Plan will run concurrently with the coverage to which the Severed

Employee and anyone entitled to claim through the Severed Employee are entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

(d)If the Severed Employee is a participant in a DC Retirement Plan, then in addition to the retirement benefits to which the Severed Employee is entitled under each DC Retirement Plan or any successor plan thereto, the Company shall pay the Severed Employee a lump sum amount, in cash, equal to the product of (i) the value of contributions or allocations actually made by the Company to all DC Retirement Plans, on behalf of the Severed Employee, with respect to the calendar year immediately preceding the year in which the Change in Control occurs (but assuming such contributions and allocations had been based on the annualized base salary plus target annual variable compensation as determined in Section 2.1(a)) and (ii) the Applicable Multiplier. Such contributions or allocations shall specifically not include any employee deferrals or contributions, or any earnings.

(e)If the Severed Employee is a participant in a DB Pension Plan, then in addition to the retirement benefits to which the Severed Employee is entitled under each DB Pension Plan or any successor plan thereto, the Company shall pay the Severed Employee a lump sum amount, in cash, equal to the excess of the actuarial equivalent of the aggregate retirement pension (taking into account any early retirement subsidies associated therewith and determined in accordance with each of the DB Pension Plan’s normal form of payment, commencing at the date (but in no event earlier than the end of the Applicable Period) as of which the actuarial equivalent of such form of payment is greatest) which the Severed Employee would have accrued and vested in under the terms of all DB Pension Plans determined:

(i)

without regard to any amendment to any DB Pension Plan adopted subsequent to a Change in Control and on or prior to the date of the Severed Employee’s Severance Date, which amendment adversely affects in any manner the computation of retirement benefits thereunder, and

(ii)

for purposes of determining such retirement benefit accrual, as if the Severed Employee had accumulated (after the Severed Employee’s Severance Date) a number of additional months of age and service credit thereunder as if the Severed Employee had remained employed by the Company through the earlier of (i) the last day of the Applicable Period, and (ii) the date upon which benefit accruals for active employees cease under the terms of the applicable DB Pension Plan, and

(iii)

for purposes of determining eligibility for such retirement benefits including all applicable retirement subsidies, as if the Severed Employee had accumulated (after the Severed Employee’s Severance Date) a number of additional months of age and service credit thereunder as if the Severed Employee had remained employed by the Company during the Applicable Period, and

(iv)

as if the Severed Employee had been credited under each DB Pension Plan compensation for each full calendar month beginning with the calendar month following the Severed Employee’s Severance Date and ending on the earlier of (i) the last day of the Applicable Period, and (ii) the date upon which benefit accruals for active employees cease under the terms of the applicable DB Pension Plan equal to the Severed Employee’s annualized base salary plus target annual variable compensation as determined in Section 2.1(a) divided by twelve over the actuarial equivalent of the aggregate retirement pension (taking into account any early retirement subsidies associated therewith and determined in accordance with each of the DB Pension Plan’s normal form of payment commencing at the date (but in no event earlier than the Severed Employee’s Severance Date) as of which the actuarial equivalent of such form of payment is greatest) which the Severed Employee had accrued and vested in pursuant to the provisions of the DB Pension Plans as of the Severed Employee’s Severance Date.

For purposes of this Section 2.1(e), “actuarial equivalent” shall be determined based upon the Severed Employee’s age as of the Severed Employee’s Severance Date using the same assumptions utilized under the Pension Plan for Certain Salaried Employees of Alcoa USA Corp., Section 8.3(d)(ii) or the successor to such provision (without regard to applicable dollar limitations) immediately prior to the Severed Employee’s Severance Date or, if more favorable to the Severed Employee, immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

(f)If the Severed Employee would have become entitled to benefits under the Company’s post-retirement health care plans, as in effect immediately prior to the Severed Employee’s Severance Date or, if more favorable to the Severed Employee, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, had the Severed Employee’s employment terminated at any time during the Applicable Period, the Company shall provide such post-retirement health care benefits to the Severed Employee and the Severed Employee’s dependents commencing on the later of (i) the date on which such coverage would have first become available to the Severed Employee and (ii) the date on which benefits described in 2.1(c) terminate and ending upon the death of the Severed Employee. Any such benefit, which is dependent on service or compensation shall be determined as if the Severed Employee had accumulated (after the Severed Employee’s Severance Date) a number of additional months of age and service credit thereunder as if the Severed Employee had remained employed by the Company up to the foregoing commencement date, and as if the Severed Employee had been credited with compensation for each full calendar month following the calendar month of the Severed Employee’s Severance Date up to the foregoing commencement date equal to the Severed Employee’s annualized base salary as determined in Section 2.1(a) divided by twelve plus the Severed Employee’s target annual variable compensation as determined in Section 2.1(a) divided by twelve. Except for the additional service and compensation during the Applicable Period, nothing herein is intended to provide the Severed Employee with benefits, which exceed the benefits provided to other participants in said post-retirement health care plans, as in effect from time to time.

(g)The Company shall provide the Severed Employee with access to reasonable outplacement services suitable to such person’s position for a period of 12 months or, if earlier, until the first acceptance by the Severed Employee of an offer of employment (to the extent of reimbursement for such outplacement services, such reimbursement shall occur prior to the last day of the 15th month following the Severance Date).

The amounts described in Sections 2.1(a), (b), (d) and (e) shall be paid to the Eligible Employee in a cash lump sum as soon as practicable after the Severance Date but in no event later than sixty (60) days after the Severance Date; provided that if (i) such 60-day period spans two (2) calendar years, payment shall be made in the later calendar year and (ii) the Severed Employee is, as of the Severance Date, a “specified employee” within the meaning of Section 409A of the Code as determined in accordance with the methodology duly adopted by the Company as in effect on the Severance Date, then such amounts shall instead be paid on the first business day following the date that is six months after the Severance Date (or if sooner, upon the death of the Severed Employee), with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, from the first business day after the Severance Date through the date of payment.

In order to comply with Section 409A of the Code, the following shall apply to health care benefits provided pursuant to Sections 2.1(c) and (f), the costs of which are not fully paid by the Severed Employee (the “Health Benefits”).  Any and all reimbursements of eligible expenses made pursuant to the Health Benefits shall be made no later than the end of the calendar year next following the calendar year in which the expenses were incurred.  The amount of expenses that are eligible for reimbursement or of in-kind benefits that are provided pursuant to the Health Benefits in any given calendar year shall not affect the expenses that are eligible for reimbursement or benefits to be provided pursuant to the Health Benefits in any other calendar year, except as specifically permitted by Treasury Regulation Section 1.409A-3(i)(1)(iv)(B).  The Severed Employee’s right to the Health Benefits may not be liquidated or exchanged for any other benefit.

2.2	Excise Tax.

(a)In the event that the benefits provided for in this Plan (together with any other benefits or amounts) otherwise constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 2.2 be subject to the Excise Tax, then the Eligible Employee’s benefits under this Plan shall be either: (i) delivered in full, or (ii) delivered as to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Eligible Employee on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or a portion of such benefits may be subject to the Excise Tax. In the event of a reduction of benefits hereunder, the Accounting Firm (as defined below) shall determine which benefits shall be reduced so as to achieve the objective set forth in the preceding sentence.  In no event shall the foregoing be interpreted or administered so as to result in an acceleration of payment or further deferral of payment of any amounts (whether under this Plan or any other arrangement) in violation of Section 409A of the Code.

(b)Unless the Company and the Eligible Employee otherwise agree in writing, all determinations required to be made under this Section 2.2, including the manner and amount of any reduction in the Eligible Employee’s benefits under this Plan, and the assumptions to be utilized in arriving at such determinations, shall be promptly determined and reported in writing to the Company and the Eligible Employee by the Company’s independent public accounting firm or other independent advisor selected by the Company that is not serving as the accounting firm or auditor for the individual, entity or group effecting the Change in Control (the “Accounting Firm”), and all such computations and determinations shall be conclusive and binding upon the Eligible Employee and the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company.  For purposes of making the calculations required by this Section 2.2, the Accounting Firm may make reasonable assumptions and approximations concerning the application of Sections 280G and 4999 of the Code.  The Company and the Eligible Employee shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request to make a determination under this Section 2.2.

2.3

Legal Fees.  The Company shall pay to the Eligible Employee all legal fees and expenses incurred by the Eligible Employee in disputing in good faith any issue hereunder or in seeking in good faith to obtain or enforce any benefit or right provided by this Plan; provided, that the payment of legal fees hereunder by the Company shall not be required if the Eligible Employee pursues such dispute in a manner inconsistent with the provisions of Sections 3.4 and 3.5 hereof; and provided further, that, the Eligible Employee shall be required to repay any such amounts to the Company to the extent that an arbitrator issues a final, unappealable order setting forth a determination that the position taken by the Eligible Employee was frivolous or advanced in bad faith. The Company shall pay to the Eligible Employee all legal fees and expenses incurred in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder.  Such payments shall be made within fourteen (14) business days after delivery of the Eligible Employee’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.  In order to comply with Section 409A of the Code, in no event shall the payments by the Company under this Section 2.3 be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, provided, that the Eligible Employee shall have submitted an invoice for such fees and expenses at least fourteen (14) business days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred.  The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and the Eligible Employee’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.

2.4

Withholding.  The Severed Employees shall be solely responsible for all taxes owed with respect to all payments and benefits provided hereunder. The Severed Employees must pay all applicable foreign, federal and state income and employment withholding taxes when due. The Company shall be entitled to withhold from amounts to be paid to the Severed Employee hereunder any federal, state or local withholding or other taxes or charges (or foreign equivalents of such taxes or charges) which it is from time to time required to withhold.

2.5

Status of Plan Payments.  Neither Severance Pay nor any payment made pursuant to Section 2.1(b), (d) or (e) hereof shall constitute “compensation” (or similar term) under the Company’s and its Affiliates’ employee benefit plans, including any DB Pension Plan or DC Retirement Plan.

2.6

Mitigation; Setoff.  The Severed Employee is not required to seek other employment or attempt in any way to reduce any amounts payable to him or her under the Plan.  Further, except as specifically provided in Section 2.1(c), no payment or benefit provided for in this Plan shall be reduced by any compensation earned by the Severed Employee as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Severed Employee to the Company or its Affiliates, or otherwise.

Section 3.  PLAN ADMINISTRATION; CLAIMS PROCEDURES.

3.1

The Committee shall administer the Plan and may interpret and construe the terms of the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan, including, without limitation, Section 3.4.  Any determination by the Committee shall be final and binding with respect to the subject matter thereof on all Eligible Employees.

3.2	The Committee may delegate any of its duties hereunder to such person or persons from time to time as it may designate.
3.3

The Committee is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan.  The functions of any such persons engaged by the Committee shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan.  Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan.  All reasonable expenses thereof shall be borne by the Company.

3.4

In the event of a claim by a Severed Employee, such Severed Employee shall present the reason for his or her claim, dispute or controversy in writing to the Committee.  The Committee shall, within sixty (60) days after receipt of such written claim, dispute or controversy, send a written notification to the Severed Employee as to its disposition.  In the event the claim, dispute or controversy is wholly or partially denied, such written notification shall (i) state the specific reason or reasons for the denial, (ii) make specific reference to pertinent Plan provisions on which the denial is based, (iii) provide a description of any additional material or information necessary for the Severed Employee to perfect the claim, dispute or controversy and an explanation of why such material or information is necessary, and (iv) set forth the procedure by which the Severed Employee may appeal the denial of his or her claim, dispute or controversy. In the event a Severed Employee wishes to appeal the denial of his or her claim, dispute or controversy he or she may request a review of such denial by making application in writing to the Committee within sixty (60) days after receipt of such denial.  Such Severed Employee (or his or her duly authorized legal representative) may, upon written request to the Committee, review any documents pertinent to his or her claim, dispute or controversy and submit in writing, issues and comments in support of his or her position.  Within sixty (60) days after receipt of a written appeal (unless special circumstances require an extension of time, but in no event more than one hundred twenty (120) days after such receipt), the Committee shall notify the Severed Employee of the final decision.  The final decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based.  Notwithstanding the foregoing, any claim, dispute or controversy regarding whether an Eligible Employee was terminated for

Cause shall be submitted to the Board in accordance with Section 1.6, and upon the mutual agreement of the Severed Employee and the Committee, any claim, dispute or controversy that has been submitted by the Severed Employee in writing to the Committee may be submitted directly to arbitration in accordance with Section 3.5.

3.5

Any unresolved claim, dispute or controversy arising under or in connection with the Plan, and which is not resolved in accordance with Section 3.4, shall be settled exclusively by arbitration in Pittsburgh, Pennsylvania or at any other mutually agreed upon location in the United States.  All claims, disputes and controversies shall be submitted to the CPR Institute for Dispute Resolution (“CPR”) in accordance with the CPR’s rules then in effect; provided, however, that the evidentiary standards set forth in this Agreement shall apply.  The claim, dispute or controversy shall be heard and decided by three arbitrators selected from CPR’s employment panel.  The arbitrator’s decision shall be final and binding on all parties.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

3.6

Any purported termination of an Eligible Employee’s employment shall be communicated by written Notice of Termination from one party hereto to the other party in accordance with Section 5.7.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Plan relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Eligible Employee’s employment under the provision so indicated, and shall specify the Severance Date (which, in the case of a termination by the Company, shall not be less than thirty (30) days and, in the case of a termination by the Eligible Employee, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given). The Company and the Eligible Employee shall take all steps necessary (including with regard to any post-termination services by the Eligible Employee) to ensure that any termination described in this Section 3.6 constitutes a Separation from Service occurring on the Severance Date.

Section 4.  PLAN MODIFICATION OR TERMINATION.

The Plan may be amended or terminated by the Committee at any time; provided that the Plan may not be terminated, or amended in any manner that materially adversely affects any Eligible Employee, (A) within two years immediately following a Change in Control, or (B) within one (1) year prior to a Change in Control.

Section 5.  GENERAL PROVISIONS.

5.1

Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee. When a payment is due under this Plan to an Eligible Employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

Nothing herein is intended to affect an employee’s rights under any unemployment law or severance contract or plan.

5.2

Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Company or any Affiliate, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

5.3

If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

5.4

This Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Eligible Employee, present and future, and any successor to the Company.  If an Eligible Employee shall die while any amount would still be payable to such Eligible Employee hereunder if the Eligible Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executor, personal representative or administrators of the Eligible Employee’s estate.

5.5	The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.
5.6

The Plan shall not be funded.  No Eligible Employee shall have any right to, or interest in, any assets of the Company which may be applied by the Company to the payment of benefits or other rights under this Plan.

5.7

Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States Mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last known address.

5.8	This Plan shall be construed and enforced according to the laws of the state of Delaware to the extent not preempted by federal law, which shall otherwise control.

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